                                 JUDICATE, INC.

                       2,140,442 shares of Common Stock

                              ($.0001 par value)

This Prospectus relates to the possible resale on a continuous basis of up to 2,140,442 shares of Common Stock, $.0001 par value, of Judicate, Inc. ("Judicate" or the "Company"). 1,320,000 of these shares were previously issued on conversion of the Company's Series A Preferred Shares, 618,240 of these shares were issued upon exercise of Series II Warrants and 202,202 of these shares were previously issued in May 1993 in a private placement. The shares included in the Registration Statement of which this Prospectus is a part are sometimes referred to as the "Securities". The Securities may be offered from time to time by the selling securityholders (the "Selling Securityholders"). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SECURITIES BY THE SELLING SECURITYHOLDERS.

The Securities will be offered for sale from time to time on terms to be determined at the time of sale by the Selling Securityholders. The Securities are listed on the NASDAQ Small Cap Market under the symbol "JUDG" and the last reported bid and asked prices on September 26, 1995 were $1.75 and $2.00 respectively. The Company will pay certain expenses of this offering. See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ====================

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" (PP. 6-13) FOR IMPORTANT INFORMATION WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

ALTHOUGH STRATTON OAKMONT, INC. ("STRATTON") AND BILTMORE SECURITIES, INC. ("BILTMORE") ARE NOT THE SOLE MARKET MAKERS IN THE COMPANY'S COMMON STOCK, FROM TIME TO TIME THEY MAY BE THE DOMINANT MARKET MAKERS IN THE COMPANY'S COMMON STOCK. EACH OF STRATTON AND BILTMORE IS INVOLVED IN LITIGATION WITH THE SECURITIES AND EXCHANGE COMMISSION AND IN THE EVENT THAT SUCH LITIGATIONS ADVERSELY AFFECT BILTMORE AND STRATTON'S ABILITY TO ACT AS A MARKET MAKER FOR THE COMPANY'S SECURITIES, THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S SECURITIES MAY BE ADVERSELY AFFECTED. THERE CAN BE NO ASSURANCE THAT STRATTON OR BILTMORE WILL CONTINUE TO MAKE A MARKET IN THE COMPANY'S SECURITIES. IN THE EVENT THAT OTHER BROKER DEALERS FAIL TO MAKE A MARKET IN THE COMPANY'S SECURITIES, THE POSSIBILITY EXISTS THAT THE MARKET FOR AND THE LIQUIDITY OF THE COMPANY'S SECURITIES MAY BE ADVERSELY AFFECTED TO SUCH AN EXTENT THAT PUBLIC SECURITYHOLDERS MAY NOT HAVE ANYONE TO PURCHASE THEIR SECURITIES WHEN OFFERED FOR SALE AT ANY PRICE. IN SUCH EVENT, THE MARKET FOR, LIQUIDITY

AND PRICES OF THE COMPANY'S SECURITIES MAY NOT EXIST. FOR ADDITIONAL INFORMATION REGARDING STRATTON AND BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

                             ====================

                                    Underwriting
                Price to              Discounts               Proceeds to
                Public(1)         and Commissions(2)    Selling Securityholders
                ---------         ------------------    -----------------------
Per Share       $1.875                    --                  $1.875

Total           $4,013,328.70             --                  $4,013,328.70
================================================================================
(1) Based upon the average of the last reported bid and asked prices on September 26, 1995.

(2) Not known at this time.

The Selling Securityholders, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the purchase price, the public offering price, the name of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the Securities will be the purchase price of such Securities sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. Any such Prospectus Supplement will also set forth any additional information regarding indemnification by the Company of the Selling Securityholders or any underwriter, dealer or agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of any of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "PLAN OF DISTRIBUTION" generally.

The date of this Prospectus is September 27, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

         This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedule thereto, to which reference is hereby made, as permitted by the rules and regulations of the Commission. Statements made in this Prospectus or in any document incorporated or deemed to be incorporated by reference herein as to the contents of any contract, agreement or other document referred to are not necessarily complete and with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect the Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information referred to above, without charge, at the public reference facilities of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of such documents from the Commission upon payment of the fees prescribed by the Commission. Such documents also are available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and the Northwestern Atrium Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661-2511.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-13324), are hereby incorporated by reference and made a part of this Prospectus:

         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, as amended by Form 10-KSB/A, No. 1, dated March 7, 1995, Form 10-KSB/A, No. 2, dated August 28, 1995, and Form 10-KSB/A, No. 3, dated September 15, 1995.

         (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995, as amended by Form 10-QSB/A, No. 1, dated August 28, 1995, and Form 10-QSB/A, No. 2, dated September 15, 1995.


         (3) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995, as amended by Form 10-QSB/A, No. 1, dated September 15, 1995.

         (4) The Company's Current Report on Form 8-K dated March 31, 1995, as amended by Form 8-K/A, No. 1, dated June 14, 1995.

         (5)      The Company's Current Report on Form 8-K dated August 15,
                  1995.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference and a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the request of such person, a copy of any or all documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Office of the Secretary, Judicate, Inc., The Bellevue, 200 South Broad Street, Suite 800, Philadelphia, Pennsylvania 19102.

                                  THE COMPANY

         Judicate, Inc. (the "Company") was incorporated in 1983 to provide a broad range of alternative dispute resolution ("ADR") services, including non-binding mediations (which consists of "judicial" settlement conferences and commercial mediation) and binding arbitrations, to assist private parties in settling civil disputes.

         The increasing awareness of ADR by the legal community and the resulting publicity of ADR has fostered a substantial number of competitors in the Company's marketing areas. These competitive pressures have already adversely affected the profitability of the ADR business and the Company has experienced substantial cash flow deficits and operating losses since its formation. The foregoing have caused the Company to explore acquisition opportunities in unrelated lines of business and there can be no assurance as to how long the Company will continue to operate the ADR business.

         On March 31, 1995, the Company acquired, through Quest Electronic Hardware, Inc. ("Quest"), an electronic fasteners distribution business ("Fasteners Business"). Quest, which primarily operates out of San Jose, California, is a specialized distributor of fasteners and electronic hardware sold to electronic equipment manufacturers. The business serves more than 250 customers in the high technology equipment manufacturers arena, including leading names in the ranks of computer, telecommunications, and medical instrumentation companies. The Company has limited experience in the Fastener Business and such business does not bear any relation to the ADR business historically conducted by the Company. (See "RECENT RESTRUCTURING AND ACQUISITIONS")

         The Company was incorporated in Delaware in 1983, and its principal executive offices are located at The Bellevue, 200 South Broad Street, Suite 800, Philadelphia, PA 19102; (215) 546-6200.

                                 RISK FACTORS

         The Securities registered hereby are speculative in nature and involve a high degree of risk of loss. Accordingly, in analyzing an investment in these Securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors in light of the investor's particular financial circumstances and investment objectives:

Operating Losses; Decrease in Revenues

         Since its formation, the Company has suffered substantial cash flow deficits and operating losses. The Company has also experienced a substantial erosion of revenue from its alternate dispute resolution ("ADR") service business. Revenues for the fiscal year ended December 31, 1994 were $844,025 compared with $2,576,598 for the prior year, a decrease of 67%. ADR revenues for the six months ended June 30, 1995 were $180,364 compared with $492,790 for the comparable period in the prior year, a decrease of 63%.

         In view of these results, there can be no assurance that the Company will continue its ADR operations.

Litigation Involving Market Makers

         Although Stratton Oakmont, Inc. ("Stratton") and Biltmore Securities, Inc. ("Biltmore") are not the sole market makers in the Company's stock, from time to time they may be the dominant market makers in the Company's stock. Each of Stratton and Biltmore is involved in litigation which may adversely affect its ability to make a market in the Company's stock. This litigation is described below.

         Permanent Injunction Granted - Stratton Enjoined from Violating Administrative Order and Ordered to Comply with Consultant's Report

         The Company has been advised by Stratton that the Securities and Exchange Commission (the "Commission") instituted an action on December 14, 1994 in the United States District Court for the District of Columbia against Stratton. The complaint alleged that Stratton was violating an Administrative Order entered by the Commission on March 17, 1994 ("Administrative Order") by failing to adopt the recommendations of an independent consultant. The Administrative Order was consented to by Stratton, without admitting or denying the findings contained therein, as settlement of an action commenced against Stratton by the Commission in March 1992, alleging violations of the securities laws to the extent that Stratton was alleged to have:

         o engaged in and/or permitted unauthorized trading in customer accounts;

         o manipulated the market price of a company's securities by dominating and controlling the market for those securities;

         o made improper and unsupported price predictions with regard to recommended over-the-counter securities; and

         o made material misrepresentations and omissions regarding certain securities and its experience in the securities industry

         On February 28, 1995, the court granted the Commission's motion for a permanent injunction and ordered Stratton to comply with the Administrative Order, including the requirement that all telephone conversations be taped between Stratton's brokers and their customers. The failure by Stratton to comply with the Administrative Order or Permanent Injunction may adversely affect its ability to conduct its business in that the court may impose sanctions restricting the ability of Stratton to conduct its business which may restrict Stratton's ability to act as a market maker of the Company's securities. The effect of such action may prevent the holders of the Company's securities from selling such securities since Stratton may be restricted from acting as a marketmaker of the Company's securities and, in such event, will not be able to execute a sale of such securities.

         As a result of the permanent injunction, the states of New Jersey, Massachusetts and Indiana have commenced actions seeking among other things to revoke Stratton's license to do business in such states. The states of Alabama, Mississippi, Delaware, North Carolina and Arkansas have also suspended Stratton's license pending a resolution of the proceedings in those states. The states of Minnesota, South Carolina, Vermont, Nevada, Pennsylvania and Rhode Island have served upon Stratton Notices of Intent to revoke Stratton's license in such states. Finally, Stratton has received an Order Limiting License in the state of Nebraska. Such sanctions, which ultimately may result in significant fines if any of the state actions are successful, may adversely affect the market for and liquidity of the Company's securities if additional broker dealers do not make a market in the Company's securities. Moreover, should investors purchase any of the securities of this offering prior to a revocation of Stratton's license in their state, such investors will not be able to resell such securities in such state through Stratton but will be required to retain a new broker dealer firm for such purpose. The Company cannot ensure that other broker dealers will make a market in the Company's securities. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. FOR ADDITIONAL INFORMATION REGARDING STRATTON, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

         Commission Complaint Against Biltmore

         The Company has been advised by Biltmore that on or about May 22, 1995, Biltmore and Messrs. Loewenstern and Bronson, principals of Biltmore, and the Commission agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act of 1933, Section 10(b) and 15(c) of the Securities Exchange Act of 1934, and Rules 10b-5, 10b-6

and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) IPOs in 1992 and 1993, Biltmore engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by Biltmore and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"), Biltmore:

         o was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

         o        agreed to the appointment of an independent consultant
                  ("Consultant").

Such Consultant is obligated, on or before October 7, 1995:

         o        to review Biltmore's policies, practices and procedures in six
                  (6) areas relating to compliance and sales practices;

         o to formulate policies, practices and procedures for Biltmore that the Consultant deems necessary with respect to Biltmore's compliance and sales practices;

         o to prepare a report devoted to and which details the aforementioned policies, practices and procedures (the "Report");

         o to deliver the Report to the President of Biltmore and to the staff of the Southeast Regional office of the Commission;

         o to prepare, if necessary, a supervisory procedures and compliance manual for Biltmore, or to amend Biltmore's existing manual; and

         o to formulate policies, practices and procedures designed to provide mandatory on-going training to all existing and newly hired employees of Biltmore. The Final Judgment further provides that, within thirty (30) days of Biltmore's receipt of the Report, unless such time is extended, Biltmore shall adopt, implement and maintain any and all policies, practices and procedures set forth in the Report.

         The Final Judgment also provides that an independent auditor ("Auditor") shall conduct four (4) special reviews of Biltmore's policies, practices and procedures, the first such review to take place six (6) months after the Report has been delivered to Biltmore and thereafter at six-month intervals. The Auditor is also authorized to conduct a review, on a random basis and without notice to Biltmore, to certify that any persons associated with Biltmore who have been suspended or barred by any Commission order are complying with the terms of such orders.


         On July 10, 1995, the action as against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr.
Bronson's suspension.

         In the event that the requirements of the foregoing judgment adversely affect Biltmore's ability to act as a market maker for the Company's stock, and additional brokers do not make a market in the Company's securities, the market for and liquidity of the Company's securities may be adversely affected. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, liquidity and prices of the Company's securities may not exist. FOR ADDITIONAL INFORMATION REGARDING BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

Entry into New Line of Business

         The Company acquired on March 31, 1995, through Quest Electronic Hardware, Inc. ("Quest"), an electronic fasteners distribution business ("Fasteners Business"). The Company has limited experience in the Fastener Business and such business does not bear any relation to the ADR business historically conducted by the Company.

Unproven Ability to Operate Fasteners Distribution Business on a Stand
Alone Basis

         The Fasteners Business which the Company has acquired was previously operated by Arrow Electronics, Inc. ("Arrow"), a major public company with substantially more resources and support systems than the Company. There can be no assurance that the Company can operate this business profitably with the more limited resources available to it.

Unproven Market

         The Company was incorporated in August 1983 and commenced providing its ADR services in 1985. To date, operations have not been profitable. Management believes that there is a need and market for ADR services such as those provided by the Company, but there can be no assurance the market for ADR services provided by the Company will ever be sufficient to facilitate profitable operations. There can be no assurance as to how long the Company will continue to operate the ADR business.


Lack of Major Clients

         Since a single party to a dispute cannot compel the other party to accept the Company's jurisdiction absent a pre-existing agreement to do so, and because the potential defendant in an existing dispute may have a vested interest in exploiting the delays that may occur in the public court system, management believes that the Company's prospects would be improved if it were able to enter into arrangements with entities such as insurance companies, large corporations and unions representing the employees of such corporations pursuant to which the entities agree to promulgate form contracts that provide for resolution of contract disputes through the Company. To date, the Company has not been successful in effecting any such arrangements. Although the Company has received filings from insurance companies on a case-by-case basis (almost exclusively at the regional level), no insurance company has entered into a contractual arrangement to continue to use the Company's services in the future.

Change in Company Management; Absence of Meetings of Stockholders

         Over the four-month period from November 1993 to February 1994 all members of the Company's prior Board of Directors and senior management resigned except for one member of senior management. Almost all of the current members of the Board and senior management have become associated with the Company within the past 18 months and have limited experience with the ADR business and the recently acquired fastener distribution business. In addition, the Company has not held a meeting of stockholders for the purpose of electing directors since December 1992. The ability of the stockholders of the Company to change the composition of the Board of Directors will be adversely affected in the event that stockholder meetings continue to be infrequently held.

Reliance on Judges and Mediators

         The market for the Company's ADR services depends on a perception by potential users that the Company judges and mediators are impartial, qualified and experienced. The Company believes that the individuals who have agreed to serve as Company judges and mediators meet the high standards required. However, the Company's success in marketing its services is dependent upon a favorable perception of the Company judges and mediators by the public, of which there can be no assurance. Moreover, the Company's ability to continue to retain qualified Company judges and mediators, or maintain arrangements with its present Company judges and mediators in the face of increasing competition, is uncertain. The Company judges and mediators are retained on a case-by-case basis and most are free to render services independently as well as through competing ADR services. If Company judges or mediators, particularly those who are highly regarded in their respective communities, are unwilling or unable to continue to serve the Company, the Company's business and operations could be materially adversely affected.

Competition


         The Company's most significant competition in providing ADR services nationally is the American Arbitration Association ("AAA"), an established not-for-profit corporation widely accepted in the legal and business communities. Because AAA is well-established and highly regarded, it is difficult for the Company to compete successfully against it, particularly in the labor dispute market. In addition, Resolute Systems of Brookfield, Wisconsin, competes with the Company as a national ADR provider.

         Moreover, in certain areas of the country, organizations similar to the Company have been formed on a regional level, and similar companies may be formed in the future. For example, Judicial Arbitration Mediation Services, Inc. ("JAMS") has recently expanded its operations adding offices in Dallas, Houston, Atlanta and New York City, and has considerable financial support from E.M. Warburg, Pincus & Co., Inc., an investment banking firm.

         The Company is also aware that several of its former employees have commenced operations providing ADR services in Nassau and Suffolk counties in New York and in Philadelphia, Pennsylvania. Although these businesses presently occupy a small segment of the market, the Company believes that such competition could adversely affect the business and prospects of the Company.

         Furthermore, the insurance industry has continued its support for Arbitration Forums, a not-for-profit organization created to service the insurance subrogation market with ADR programs. It is unclear whether Arbitration Forums or other trade-related ADR programs will have a negative impact on the Company's business.

         Experienced judges and mediators could become scarce and revenues could decrease as a result of such competition. Moreover, the Company judges are obtained on a case-by-case basis and may compete with the Company by rendering services independently or through competing ADR service providers. There is no assurance that the Company can successfully compete in the present or future marketplace for ADR services.

         In general, the ADR industry furnishes an alternative to public dispute mechanisms, principally the public courts. The Company's marketing efforts have been based on its belief that there exists dissatisfaction among litigants and their counsel with the public court system. Several public court systems have recently instituted court-coordinated ADR programs and it is uncertain as to whether they will be effective. To the extent that the public courts reduce case backlogs and provide effective settlement mechanisms, the Company's business opportunities in such markets may be significantly reduced.

Effect of Options and Warrants; Change of Control

         At September 15, 1995, the Company believes that it had outstanding options and warrants to purchase 3,256,223 shares of the Company's Common Stock at exercise prices ranging from $0.249 to $33.75 with expiration dates ranging from December 1994 to November 2004. In addition, as of September 15, 1995 there were 25,000 shares of Series A Preferred Stock outstanding which are convertible into 50,000 shares of Common Stock. These options and warrants and rights to convert, if exercised, would constitute approximately 21% of the outstanding Common Stock of the Company and may result in substantial dilution to the other stockholders. As a part of its acquisition of Quest, the Company issued to the Quest stockholders Common Stock of the Company in an amount which resulted in the former stockholders of Quest owning 25% of the Company's Common Stock outstanding (on a fully diluted basis). In addition, the Company has entered into certain agreements pursuant to which it will be obligated to grant warrants to purchase up to 15% of the Company's Common Stock outstanding (on a fully diluted basis) as of the date of the closing of the Fasteners Business (March 31, 1995) at $.10 per share upon the attainment of specified earnings targets. The issuance of the 25% interest to the stockholders of Quest caused substantial dilution to the other stockholders. In addition, warrants issued in connection therewith may result in further dilution to the stockholders.

         To the best knowledge of management, the foregoing represents all of the outstanding options and warrants of the Company. Due to the resignations of members of the Company's senior management team, current management is unable to verify at this time whether additional options or warrants may have been granted which are not reflected on the corporate records. If such additional options or warrants exist, and are lawfully exercised, a stockholder's interest in the Company may be further diluted.

Dependence on Bank Financing; Substantially All of Quest's Assets Pledged

         In connection with its acquisition of the Fasteners Business, Quest has entered into a security and loan agreement pursuant to which all of the shares of stock and substantially all of the assets of Quest have been pledged to the bank as security for such financing.

Absence of Dividends

         The Company has not paid any cash dividends on the Common Stock of the Company and does not expect to do so in the foreseeable future.

Voting Control; Potential Anti-Takeover Effect

         The principal stockholders of the Company beneficially own up to approximately 58.9% of the Company's Common Stock. Accordingly, such persons may be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company or the sale of substantially all of the Company's assets, to elect all of the directors of the Company and to control the Company's affairs. Changes to the Certificate of Incorporation currently under consideration by the Board of Directors include increasing the authorized capital of the Company and providing for a classified board. The Company's stockholders do not have the right to cumulative voting in the election of directors. The Board of Directors has the authority, without further approval of the Company's stockholders, to issue shares of Preferred Stock, having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of shares of Preferred Stock, under certain circumstances, could have the effect of delaying or preventing a change in control of the Company and could adversely affect the rights of the holders of the shares of Common Stock of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder or delay a change in control of the Company.

NASDAQ Listing and Maintenance

         The Company's Common Stock is listed for trading in the over-the-counter market on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") for Small Cap Securities. If for any reason, however, such securities are not eligible for continued listing or an active trading in such securities does not exist, holders of the Common Stock may have difficulty selling their securities should they desire to do so. Under rules of the National Association of Securities Dealers ("NASD"), in order to qualify for continued quotation of securities on the NASDAQ Small Cap market, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in capital and surplus, and a minimum bid price of $1.00 per share. There can be no assurance that the Company's NASDAQ listing can be maintained or that an active trading market will develop or be maintained.

Penny Stock Restrictions

         If the Common Stock registered hereby is removed from NASDAQ, the shares could be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as persons with assets in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with their spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of holders to sell the Company's securities in the secondary market.

         The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission related to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ listed securities would be covered by the definition of penny stock, transactions in a NASDAQ listed security would be exempt from all but the sole market maker provisions for (i) issuers who have in excess of $2,000,000 in net tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and
(iii) transactions that are not recommended by the broker-dealer. In addition,

transactions in a NASDAQ security directly with a NASDAQ market maker for such securities would be subject only to the sole market maker disclosure and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

Sale of Substantial Number of Shares May Adversely Affect Market Price

         Sales of substantial numbers of shares of Common Stock in the public market pursuant to the Registration Statement of which this Prospectus is a part or otherwise could adversely affect the market price of the Common Stock. In addition, as noted above (see "Effect of Options and Warrants; Change of Control"), there are a substantial number of shares issuable upon exercise of outstanding options or warrants or in connection with the acquisiton of the Fasteners Business. The market overhang of such substantial number of shares may also adversely affect the market price for the stock.

                     RECENT RESTRUCTURING AND ACQUISITIONS

         Commencing in September 1993, the Company instituted a continuing vigorous cost reduction program with a goal of establishing appropriate cost relationships with revenues. This has led to substantial downsizing of the Company's activities. During the fourth quarter of 1994, the New York sales office was discontinued and all of the Company's operations are now handled at the Philadelphia office. The Philadelphia office also is operating with a substantially reduced staff of administrative and sales personnel. Some of the Philadelphia judges have also discontinued their relationship with the Company.

         In November 1994, the Company announced that it had agreed to acquire an electronic fasteners distribution business and as of the close of business on March 31, 1995 the Company acquired 100% of the stock of Quest Electronic Hardware, Inc. ("Quest"), a privately owned company, in exchange for a 25% interest in Judicate, Inc. on a fully diluted basis. Such acquisition was effected pursuant to a Share Acquisition Agreement, dated November 29, 1994, by and among Gulfstream Financial Group, Inc., a Florida corporation ("Gulfstream"), Phillip D. Schwiebert, an individual ("Schwiebert"), Quest and the Company (the "Share Agreement"). Pursuant to the Share Agreement, the Company issued, at the closing of the transaction, to Gulfstream and Schwiebert (the sole stockholders of Quest) 3,871,944 newly issued, fully-paid and non-assessable shares of Common Stock of the Company, in exchange for all of the issued and outstanding shares of common stock of Quest owned by such stockholders. As required by the Share Agreement, this number represented 25% of the outstanding Common Stock of the Company on a fully diluted basis. The Company will account for such acquisition using purchase accounting.

         Simultaneously with the foregoing events, Quest acquired the fasteners distribution business (the "Fasteners Business") of Arrow Electronics, Inc., a New York corporation ("Arrow"). Such acquisition was effected pursuant to a Purchase of Assets Agreement, dated November 29, 1994, by and between Quest and Arrow (the "Purchase Agreement"). Under the Purchase Agreement, Quest acquired the assets of Arrow used exclusively in connection with Arrow's operation of the Fasteners Business. Such assets include, but are not limited to, machinery, equipment, furniture, motor vehicles and other personal property and inventories. The Company is using the acquired assets to continue the business of the Fasteners Business.

         The purchase price for the acquisition of the Fasteners Business was a negotiated fixed price. The price consisted of a cash payment of approximately $5 million plus the assumption of certain liabilities of the Fasteners Business. As more fully described below, the purchase price was funded through a combination of the proceeds from the sale of the Company's securities under a private placement, borrowing under the Loan Agreement (as defined below) and available cash.

         Under a Loan and Security Agreement, dated as of March 31, 1995, by and between Quest and Silicon Valley Bank (the "Loan Agreement"), Quest borrowed $2.2 million to partially fund the acquisition of the Fasteners Business. In order to secure the obligations of Quest under the Loan Agreement, the Company entered into a Stock Pledge Agreement, dated as of March 31, 1995, with Silicon Valley Bank (the "Bank"). Under the terms of said agreement, the Company pledged to the Bank the shares of
capital stock of Quest which the Company held at such date and any shares of Quest in which the Company may thereafter acquire an interest. In addition, Quest granted a security interest in substantially all of its assets to the Bank.

         An additional portion of the funds for the purchase price for the Fasteners Business (approximately $1.5 million) was provided from the proceeds of the issuance by the Company to a group of subscribers, in a private placement, of 1,160,000 shares of Common Stock at a purchase price of $1.50 per share. The balance of the cash portion of the purchase price for the Fasteners Business was provided by available cash.

         Pursuant to a Management Advisory and Consulting Agreement, dated November 29, 1994, between the Company and Gulfstream, Gulfstream has agreed to provide administrative services to the Company and to act as an advisor and consultant to the management of the Company. In consideration of its services to the Company under said agreement, the Company is to compensate Gulfstream at the rate of $150,000 per annum during the term of said agreement. Additionally, pursuant to the terms of said agreement, Gulfstream may be entitled to be awarded as incentive compensation, subject to certain conditions and restrictions, warrants to purchase up to 10.0% of the Company's Common Stock outstanding at March 31, 1995 (for purposes of such calculation, the Common Stock outstanding at March 31, 1995 assumes the conversion of all outstanding warrants, options and preferred stock), at a price of $.10 per share, upon the attainment of certain earnings targets.

         Pursuant to an Employment Agreement, dated November 29, 1994, by and between Quest and Dominic A. Polimeni ("Polimeni"), Quest has agreed to employ Polimeni, and Polimeni has agreed to serve, as Chairman, Chief Executive Officer and Chief Financial Officer of Quest for a period of five (5) years unless terminated pursuant to the terms of said agreement. In consideration of his services to the Company under said agreement, the Company is to compensate Polimeni at the rate of $100,000 per annum during the term of said agreement. Polimeni is also a Director and the President of Gulfstream and has been named a Director and the President and Chief Operating Officer of the Company.

         Pursuant to an Employment Agreement, dated November 29, 1994, by and between Quest and Schwiebert, Quest has agreed to employ Schwiebert, and Schwiebert has agreed to serve, as President and Chief Operating Officer of Quest for a period of five (5) years unless terminated pursuant to the terms of said agreement. In consideration of his services to the Company under said agreement, the Company is to compensate Schwiebert at the rate of $100,000 per annum during the term of said agreement. Additionally, pursuant to the terms of said agreement, Schwiebert may be entitled to be awarded as incentive compensation, subject to certain conditions and restrictions, warrants to purchase up to 5.0% of the Company's Common Stock outstanding at March 31, 1995 (for purposes of such calculation, the Common Stock outstanding at March 31, 1995 assumes the conversion of all outstanding warrants, options and preferred stock), at a price of $.10 per share, upon the attainment of certain earnings targets.


         Quest, which primarily operates out of San Jose, California, is a specialized distributor of fasteners and electronic hardware sold to electronic equipment manufacturers. The business serves more than 250 customers in the high technology equipment manufacturers arena, including leading names in the ranks of computer, telecommunications, and medical instrumentation companies. Arrow has operated the fasteners distribution business since acquiring it in 1988, prior to which it operated as a distributor of fasteners and electronic hardware for more than twenty years.

         The Company may engage in additional acquisitions despite the fact that earlier discussions with a manufacturer of custom-fabricated metal enclosures for high technology manufacturers and a related company have ended. The Company intends to identify and evaluate potential merger and acquisiton candidates engaged in lines of business complimentary to the distribution of fasteners and electronic hardware business conducted by Quest. While certain of such potential acquisition opportunities are at various stages of consideration and evaluation, none are at any definitive stage at this time, and there can be no assurance that the transactions under consideration and evaluation will be successfully completed.

         The Company has limited prior experience in the fasteners and electronic hardware business. This line of business bears no relation to the ADR business historically conducted by the Company. There can be no assurance as to how long the Company will continue to operate the ADR business.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Securities by the Selling Securityholders.

                            SELLING SECURITYHOLDERS

         The following table sets forth certain information with respect to the Selling Securityholders. The Securities to which this Prospectus relates may be sold from time to time in whole or in part by the Selling Securityholders. See "PLAN OF DISTRIBUTION".


                                            Shares of              Shares that may             Shares of
                                          Common Stock               be offered              Common Stock          % of Class
Selling                                  owned prior to           pursuant to this            owned after         owned after
Securityholders                           this offering              Prospectus               offering(1)         Offering(2)
---------------                          --------------           ----------------           ------------         -----------
Applebaum, Irving
4 Birnawoods Lane
St. Louis, MO 63102                          20,000                    20,000                      0                  N/A

Baretti, Phillip
Two North Fifth Street
Brooklyn, NY 11211                           53,048                    53,048                      0                  N/A

Beall, David
c/o Stratton Oakmont
1979 Marcus Ave.
Lake Success, NY 11042                        2,222                     2,222                      0                  N/A

Beckner, James
c/o Shirt Factory & Sporting Goods
Rural Route 3, Box 7
Parkersburg, WV 26101                        17,777                    17,777                      0                  N/A

Berg, Andrew
Two Bay Club Drive
Bayside, NY 11360                            26,524                    26,524                      0                  N/A

Bibicoff, Harvey
Harmony Holdings
2921 W. Alameda Avenue
Burbank, CA  91505                           27,022                     8,888                   18,134                N/A

Boca Raton Jewish Community Day School,
Inc., d/b/a Samuel Scheck Hillel
Community Day School of Boca Raton
6261 S. W. 18th Street
Boca Raton, FL  33433                       148,242                    23,242                  125,000                N/A

Braun, Elliot Y.
566 Westgate Drive
Edison, NJ 08820                             40,000                    40,000                      0                  N/A


Brown, Marcia
73 Robertsville Road
Marlboro, NJ 07746                           50,000                    50,000                      0                  N/A

Brutman, Alan P.
416 E. Balboa Blvd.
Newport, CA 92661                            20,000                    20,000                      0                  N/A

Burg, Marc
PO Box 488
West Hampton, NY 11977                       22,080                    22,080                      0                  N/A

-----------------------------
(1) Assuming all shares being offered pursuant to this Prospectus are sold.

(2) If 1% or more.

                                            Shares of              Shares that may             Shares of
                                          Common Stock               be offered              Common Stock          % of Class
Selling                                  owned prior to           pursuant to this            owned after         owned after
Securityholders                           this offering              Prospectus               offering(1)         Offering(2)
---------------                          --------------           ----------------           ------------         -----------
Davis, R.E.
c/o Progressive Insurance Services, Inc.
1315 Leestown Road
Lexington, KY 40508                          20,000                    20,000                      0                  N/A

Denton, Robert
c/o Biltmore Securities
6700 N. Andrews Ave.
Ft. Lauderdale, FL 33309                     23,262                    23,262                      0                  N/A

Dillon, Bobby D.
Route 2 Box 70B
Temple, TX 76502                              4,444                     4,444                      0                  N/A

Dritz, Jim
c/o Para Partners
505 Park Avenue, 4th Floor
New York, NY 10022                           26,524                    26,524                      0                  N/A

Eimerman, John
7410 Spencer Court
McLean, VA  22102                            50,000                    50,000                      0                  N/A

Emory, John A.
1106 Delf Drive
McLean, VA 22101                             18,000                    18,000                      0                  N/A

Enslein, Spencer
20944 Bay Ct., #346
Aventura, FL 33180                           10,000                    10,000                      0                  N/A

General American Financial Corporation
c/o Paul Nortman
PO Box 348
Woodbury, NY  11797                         100,000                   100,000                      0                  N/A

Goldrich, Howard
4633 Elm Terrace
Skokie, IL 60076                              2,652                     2,652                      0                  N/A

Goldrich, Jean
4633 Elm Terrace
Skokie, IL 60076                              5,304                     5,304                      0                  N/A

Goldrich, Steve
4633 Elm Terrace
Skokie, IL 60076                              5,304                     5,304                      0                  N/A

Goodrich, Robert
15-38 215th Street
Bayside, NY  11360                            2,222                     2,222                      0                  N/A

Holmquist, Bill
3430 Rocky Springs Court
Marietta, GA  30062                           8,888                     8,888                      0                  N/A

-----------------------------
(1) Assuming all shares being offered pursuant to this Prospectus are sold.

(2) If 1% or more.

                                            Shares of              Shares that may             Shares of
                                          Common Stock               be offered              Common Stock          % of Class
Selling                                  owned prior to           pursuant to this            owned after         owned after
Securityholders                           this offering              Prospectus               offering(1)         Offering(2)
---------------                          --------------           ----------------           ------------         -----------
Independence Funding Corp.
485 Madison Avenue, Suite 1100
New York, NY  10022                          50,000                    50,000                      0                  N/A

Ito, Ken
2861 234th Street
Torrance, CA  90505                          40,000                    40,000                      0                  N/A

Iulo, Ken
165 Prospect Avenue
Passaic, NJ 07055                             8,888                     8,888                      0                  N/A

Kipperman, Neil
c/o Stratton Oakmont
1979 Marcus Avenue
Lake Success, NY 11042                        2,222                     2,222                      0                  N/A

Koock, Ken
Two Robin Hill Road
N. Caldwell, NJ 07006                       153,048                   103,048                   50,000                N/A

Krause, Steve
Two Bay Club Drive, 5A
Bayside, NY 11360                            26,524                    26,524                      0                  N/A

Kraut, Jon
740 River Road
Trenton, NJ 08625                            26,524                    26,524                      0                  N/A

Kraut, Dr. Irving
740 River Road
Trenton, NJ 08625                           625,285                   406,096                  219,189               1.76%

Leach, Jeff
#5 Concourse Parkway, Suite 3100
Atlanta, GA  30328                            4,444                     4,444                      0                  N/A

Loewenstern, Sharon & Howard
3202/11 Hadekel Blvd.
Post Office Box 2075
Bet Shemesh, Israel                          26,524                    26,524                      0                  N/A

Lyerly, J. Edward
1416 Vendome Court
Cape Coral, FL 33904                         22,000                    22,000                      0                  N/A

McCaleb, Malcolm
77 West Wacker Drive, 49th Floor
Chicago, IL  60601                           40,000                    40,000                      0                  N/A

MH Meyerson & Co.
30 Montgomery St.
Post Office Box 260
Jersey City, NJ  07303                      100,000                    50,000                   50,000                N/A

Morrison, Jeffrey
c/o Biltmore Securities
6700 N. Andrews Ave.
Ft. Lauderdale, FL 33309                     23,262                    23,262                      0                  N/A

-----------------------------
(1) Assuming all shares being offered pursuant to this Prospectus are sold.

(2) If 1% or more.

                                            Shares of              Shares that may             Shares of
                                          Common Stock               be offered              Common Stock          % of Class
Selling                                  owned prior to           pursuant to this            owned after         owned after
Securityholders                           this offering              Prospectus               offering(1)         Offering(2)
---------------                          --------------           ----------------           ------------         -----------
Moscowicz, Alec
22620 Hatteras Street
Woodland Hills, CA 91367                      4,444                     4,444                      0                  N/A

Motti, Stelio
628 Winding Hollow Drive
Franklin Lakes, NJ 07024                     84,444                    34,444                   50,000                N/A

Motti, Sergio
1534 10th Street
Fort Lee, NJ 07024                           28,888                    28,888                      0                  N/A

MSB Research
100 Wall Street
New York, NY 10005                           94,444                    94,444                      0                  N/A

Muhlgeier, Jeffrey & Lisa
c/o Atlantic Beverages
950 New Durham Road
Edison, NJ 08817                             20,000                    20,000                      0                  N/A

Notowitz, Allen
c/o Numis International
301 Broadway
Millbrae, CA  94030                          36,524                    36,524                      0                  N/A

Randazzo, Sebastian
27 First Street
Syosset, NY  11797                           20,000                    20,000                      0                  N/A

Raymer, Brett
2811 East 26th Street
Brooklyn, NY 11235                           20,000                    20,000                      0                  N/A

Reiss, Steve
58 Reyam Road
Lynbrook, NY 11563                           50,000                    30,000                   20,000                N/A

Rinehart, Martin
6766 South Evanston
Tulsa, OK 74136-4509                        106,097                   106,097                      0                  N/A

Rothstein, Martin
400 E. 56th St., Apt 27 B
New York, NY  10022                         113,048                    53,048                   60,000                N/A

Rough, Lee
c/o Biltmore Securities
6700 N. Andrews Ave.
Ft. Lauderdale, Fl 33309                     23,262                    23,262                      0                  N/A

Schilowitz, Matthew
5 Riverside Drive, 4C
New York, NY 10023                           53,048                    53,048                      0                  N/A

-----------------------------
(1) Assuming all shares being offered pursuant to this Prospectus are sold.

(2) If 1% or more.

                                            Shares of              Shares that may             Shares of
                                          Common Stock               be offered              Common Stock          % of Class
Selling                                  owned prior to           pursuant to this            owned after         owned after
Securityholders                           this offering              Prospectus               offering(1)         Offering(2)
---------------                          --------------           ----------------           ------------         -----------
Schilowitz, Harvey
5 Riverside Drive, 4C
New York, NY 10023                           39,786                    39,786                      0                  N/A

Sherman, Victor
c/o Salco Industries
209 W. 18th Street
New York, NY  10011                          10,000                    10,000                      0                  N/A

Siden, Marc
c/o Biltmore Securities
6700 N. Andrews Ave.
Ft. Lauderdale, Fl 33309                     36,524                    36,524                      0                  N/A

Silverstein, Mildred
4520 B Fiscus Tree Road
Boynton Beach, FL  33436                     20,000                    20,000                      0                  N/A

Tripoli, Ken
c/o Biltmore Securities
6700 N. Andrews Ave.
Ft. Lauderdale, FL  33309                        20                        20                      0                  N/A

Universal Solutions
PO Box 280128
Lakewood, CO 80228                           50,000                    50,000                      0                  N/A

Weiss, David
c/o Shapiro, Weiss & Co.
One Post Office Square
Boston, MA  02109                            60,000                    60,000                      0                  N/A

Wlodarski, Arthur
8237 North Ozark
Niles, IL 60648                              10,000                    10,000                      0                  N/A
                                          ---------                 ---------                  -------
Total                                     2,732,765                 2,140,442                  592,323
                                          =========                 =========                  =======

-----------------------------
(1) Assuming all shares being offered pursuant to this Prospectus are sold.

(2) If 1% or more.


         Except as noted below, during the last three years, none of the Selling Securityholders has held any position or office with the Company, nor have any of the Selling Securityholders had any material relationship with the Company other than their status as holders of the Company's stock. A number of the Selling Securityholders identified above are employed by Biltmore Securities, Inc. ("Biltmore"). Biltmore has acted as placement agent in connection with a number of private placements by the Company and has received fees in respect of such services. In addition, Biltmore is party to a consulting agreement with the Company pursuant to which it has provided financial advisory services and received compensation. Dr. Irving Kraut, listed above as a Selling Securityholder, beneficially owns directly and through a pension plan 625,285 shares of Common Stock which represents 5.02% of the Common Stock outstanding.

                             PLAN OF DISTRIBUTION

         Any and all of the Securities registered hereby may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time sell the Securities through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The Securities may be sold at varying prices determined at the time of sale or negotiated prices. Such prices will be determined by the Selling Securityholders, or by agreement between the Selling Securityholders and underwriters or dealers.

         At the time a particular sale of Securities is made, to the extent required, a Prospectus Supplement will be prepared and distributed by the Company based on information provided by the Selling Securityholders of the Securities, which will set forth the number of dealers or agents, any discounts, commissions or concessions allowed or paid to dealers, including the proposed selling price to the public.

         In order to comply with certain states' securities laws, if applicable, the Securities will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.

                           DESCRIPTION OF SECURITIES
Common Stock

         The Company is authorized to issue 20,000,000 shares of Common Stock, $0.0001 par value per share, of which 12,445,749 shares were issued and outstanding as of September 15, 1995.


         Holders of Common Stock are entitled to receive, as, when and if declared by the Board of Directors, from time to time, such dividends and other distributions in cash, stock or property of the Company out of assets or funds of the Company legally available therefor, subject to the rights of holders of preferred stock having a dividend preference over the Common Stock. The Company has not paid any dividends on its Common Stock to date. The Company anticipates that for the foreseeable future it will follow a policy of retaining earnings, if any, in order to finance the expansion and development of its business. Payment of dividends will depend upon the earnings, capital requirements and the operating and financial condition of the Company, among other factors.

         In the event of the liquidation, dissolution or winding up of the Company, stockholders will be entitled to share ratably in the assets remaining after creditors and holders of preferred stock having a liquidation preference over the Common Stock have been paid in full.

         Each share of Common Stock entitles the holder thereof to one (1) vote on all matters submitted to stockholders. There are no preemptive, conversion, redemption or cumulative voting rights applicable to the Common Stock. The outstanding shares of the Common Stock are fully paid and non-assessable.

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.

Series A Preferred Stock

         The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.01 per share. Of these authorized shares, the Board of Directors has established a Series A Preferred Stock. The number of shares of Series A Preferred Stock authorized to be issued is 900,000 shares. 25,000 shares were issued and outstanding as of September 15, 1995.

         Subject to certain exceptions, summarized below, the holders of Series A Preferred Stock are not entitled to vote on matters submitted to the stockholders of the Company. The Company shall not without the affirmative vote of the holders of at least a majority of the Series A Preferred Stock outstanding, voting as a separate class: (i) authorize or create any class of stock ranking either as to payment of dividends or distribution of assets, prior to or on a parity with the Series A Preferred Stock; (ii) in any manner alter or change the designations, preferences or rights or qualifications of the Series A Preferred Stock; or (iii) grant any registration rights that would dilute or adversely affect the registration rights relating to the Series A Preferred Stock or the Common Stock issuable upon the conversion of the Series A Preferred Stock. In the event of the liquidation, dissolution or winding up of the Company, the shares of Series A Preferred Stock are entitled to a liquidation preference before any distribution to other classes or series of stock of $1.00 per share. Each share of Series A Preferred Stock is convertible, without further consideration, into two (2) shares of Common Stock. Holders of Series A Preferred Stock will be entitled to dividends when and as declared by the Board of Directors. However, the Company has not paid any dividends on the Series A

Preferred Stock and does not expect to do so in the foreseeable future.

Series I Warrants

         Each warrant entitles the registered holder to purchase 2.511 shares of Common Stock at a price of $1.80 per share on or before June 30, 1996. Any warrant not exercised by that date will be null and void. As of September 15, 1995, there were 25,760 Series I Warrants outstanding.

Options

         Effective January 1, 1994, Biltmore Securities, Inc. and the Company entered into a one year consulting agreement pursuant to which the Company issued to Biltmore an option to purchase 250,000 shares of Common Stock at a price of $0.625 per share. Options to purchase the first 125,000 of these shares vested and became exercisable on April 1, 1994 and the options to purchase the remaining 125,000 shares vested and became exercisable on July 1, 1994. These options expire on December 31, 1998. By reason of the application of the anti-dilution provisions of such option, the adjusted aggregate number of shares purchasable under said option is 626,956 and the adjusted exercise price is $.249.

                                 LEGAL MATTERS

         The legality of the Securities will be passed upon for the Company by Gould & Wilkie.

                                    EXPERTS

         The Company's Consolidated Financial Statements and Financial Statement Schedules as of December 31, 1993 and 1992 and for the years then ended incorporated by reference in this Prospectus and the Registration Statement have been incorporated herein in reliance on the report of Goldenberg Rosenthal Friedlander, independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

         The Company's Consolidated Financial Statements as of December 31, 1994 and for the year then ended incorporated by reference in this Prospectus and the Registration Statement have been incorporated herein in reliance on the report of Mortenson and Associates, P.C., independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

                               MATERIAL CHANGES

         The Company has announced that it has made a material acquisition. See "THE COMPANY."

         Quest is in active negotiation with a prospective customer for a multi-year contract which management believes will result in a material increase in annual sales. While management believes that such negotiations will be successfully completed, there can be no assurances that such contract will be awarded to Quest or, if awarded, that it will result in the anticipated volume of sales.

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